090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number 20100079395-46
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/08/2010 1:10 PM
	Entity Number C21809-1996

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Innovative Communications Technologies, Inc

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF

Baristas Coffee Company, Inc

(formerly Innovative Communications Technologies, Inc)

Pursuant to the provisions of the Nevada Revised Statues, the following Amended and Restated Articles of Incorporation are submitted for filing:

ARTICLE I

Name

The name of the corporation is hereby amended from Innovative Communications Technologies, Inc. to Baristas Coffee Company, Inc. (the "Corporation").

ARTICLE II.

Authorized Shares

1. Classes. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The authorized number of shares of Common Stock shall be 5,000,000 (Five Million) with par value of $.001 per share, the authorized number of shares of Preferred Stock shall be 1,500,000 (One Million Five Hundred Thousand) with par value of $.001 per share.

2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE III

Shareholders' Rights

1. Shareholders of the Corporation have no preemptive rights to acquire

additional shares issued by the Corporation

2. Subject to the provisions of Article II(2) above, holders of Common Stock and Preferred Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE IV

Voting Rights

1. Subject to the provisions of Article II (2) above, holders of Common Stock and Preferred Stock shall have unlimited voting rights.

2. At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE V

Limitation on Liability of Directors

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating the Nevada Business Corporations Act, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Nevada Business Corporations Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Nevada Business Corporations Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.

ARTICLE VI

Registered Office

The address of the registered office of the Corporation is 19207 Des Moines Memorial Drive, SeaTac, Washington 98148.

ARTICLE VII

Amendment of Articles

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

These Amended and Restated Articles of Incorporation were adopted by an affirmative vote of the majority of the shareholders in the company

Dated this 4th of February 2010.

Barry Henthorn, CEO